UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2007

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15326 Alton Parkway Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective March 15, 2007, Michael C. Cortney is retiring from his position as President of the Company and as a member of its Board of Directors. In connection with his retirement, the Company has entered into a Retirement Agreement with Mr. Cortney.

The terms of the Retirement Agreement include Mr. Cortney’s agreement not to disclose confidential Company information, disparage the Company, or solicit Company employees for two years, as well as his release of any claims he might have against the Company. In exchange, the Company agreed to accelerate the vesting of 25,000 shares of restricted stock that would have vested on February 16, 2008 and 13,332 stock options that would have vested on April 27, 2007, to allow Mr. Cortney until December 31, 2007 to exercise any vested but unexercised stock options, to continue financial planning services provided to Mr. Cortney through December 31, 2007, to not disparage Mr. Cortney and to release him from claims. Mr. Cortney also agreed to cooperate with and assist the Company in litigation with third parties in return for the reimbursement of his time and reasonable costs and expenses.

Mr. Stephen J. Scarborough, who has served as the Company’s Chairman of the Board and Chief Executive Officer for over five years, will take on the additional title of President of the Company. Mr. Scarborough previously served as President of the Company from October 1996 through May 2001. Mr. Scarborough joined the Company in 1981 as President of the Company’s Orange County, California homebuilding division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2007

STANDARD PACIFIC CORP.

By:	/s/ CLAY A. HALVORSEN
Clay A. Halvorsen
Executive Vice President and General Counsel